Exhibit 99.1

Alexandria Real Estate Equities, Inc. Appoints Jennifer J. Banks and Larry J. Diamond as Co-Chief Operating Officers

PASADENA, Calif., March 20, 2018 — Alexandria Real Estate Equities, Inc. (NYSE: ARE), an urban office REIT uniquely focused on collaborative life science and technology campuses in AAA innovation cluster locations, today announced that its board of directors has appointed Jennifer J. Banks and Larry J. Diamond as co-chief operating officers, effective April 23, 2018. Ms. Banks will assume additional responsibilities related to leading the company’s risk management operations and will continue as general counsel and corporate secretary. Mr. Diamond will assume a national role overseeing the company’s real estate property operations and will continue as regional market director of Maryland.

“I am proud to recognize Jennifer and Larry as Alexandria’s first co-chief operating officers,” said Joel S. Marcus, chairman, chief executive officer and founder of Alexandria Real Estate Equities, Inc. “Their new and expanded roles reflect our unwavering focus on strong operational excellence and sustained strategic growth, as well as the board’s full confidence in their leadership.”

Ms. Banks and Mr. Diamond, known leaders throughout the organization, bring to their latest roles a deep institutional knowledge and more than 36 years combined with Alexandria.

Ms. Banks joined Alexandria in 2002 and has served as the company’s general counsel since 2008. She is a seasoned attorney and in-house counsel with over 19 years of commercial real estate and related legal experience. In assuming leadership of the company’s risk management operations, where she has made immense contributions over the years, Ms. Banks will manage key areas of the program, including real property, environmental, anti-bribery and cyber security risk management. She will also continue to lead a team that advises the company on a range of legal matters, including acquisitions and dispositions, construction and development, litigation, investment, compliance, intellectual property, leasing, property management and joint venture.

Mr. Diamond, since joining the company in 1998 to open a regional office in Alexandria’s Maryland life science cluster, has led the strategic growth of the company’s Maryland asset base. He has more than 35 years of real estate property operations experience and expertise in all phases of property management, leasing and construction. With his longstanding commitment to excellence and his track record for successfully implementing operational efficiencies, including state-of-the-art building management systems and sustainability improvements, Mr. Diamond will now broaden his real estate property operations focus to the company’s entire North American asset base. He joins Alexandria’s executive management team with his new role as co-chief operating officer.

About Alexandria Real Estate Equities, Inc.

Alexandria Real Estate Equities, Inc. (NYSE: ARE), an S&P 500® company, is an urban office REIT uniquely focused on collaborative life science and technology campuses in AAA innovation cluster locations, with a total market capitalization of $17.9 billion and an asset base in North America of 29.6 million SF as of December 31, 2017. The asset base in North America includes 22.0 million RSF of operating properties, including 1.7 million RSF of development and redevelopment of new Class A properties currently undergoing construction. Additionally, the asset base in North America includes 7.6 million SF of future development projects, including 1.6 million SF of near-term projects undergoing marketing for lease and pre-construction activities and 3.8 million SF of intermediate-term development projects. Founded in 1994, Alexandria pioneered this niche and has since established a significant market presence in key locations, including Greater Boston, San Francisco, New York City, San Diego, Seattle, Maryland and Research Triangle Park. Alexandria has a longstanding and proven track record of developing Class A properties clustered in urban life science and technology campuses that provide its innovative tenants with highly dynamic and collaborative environments that enhance their ability to successfully recruit and retain world-class talent and inspire productivity, efficiency, creativity and success. Alexandria also provides strategic risk capital to transformative life science and technology companies through its venture capital arm. We believe our unique business model and diligent underwriting ensure a high-quality and diverse tenant base that results in higher occupancy levels, longer lease terms, higher rental income, higher returns and greater long-term asset value. For additional information on Alexandria, please visit www.are.com.

CONTACT: Joel S. Marcus, Chief Executive Officer, Alexandria Real Estate Equities, Inc., (626) 578-9693

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